EXHIBIT 99.1
FOR IMMEDIATE RELEASE:
December 16, 2013

USEC Inc. Reaches Agreement with Noteholder Group
To Move Forward with Balance Sheet Restructuring

•	Agreement executed with group of noteholders representing more than 60% of notes

•	Restructuring relates only to parent company USEC Inc.

•	USEC to fully meet obligations to customers and suppliers as operations continue

•	Plan restructures balance sheet debt and equity only

•	Strong support of agreement by noteholders expected to accelerate restructuring process

BETHESDA, Md. - USEC Inc. (NYSE:USU) has reached an agreement with a majority of the holders of its senior convertible notes on the terms of a financial restructuring plan that will strengthen the company’s balance sheet, enhance its ability to sponsor the American Centrifuge project and improve its long-term business opportunities. Under the terms of the agreement, the company will replace approximately $530 million in convertible notes that are scheduled to mature in October 2014 with new debt and equity.
“We are pleased to reach agreement with a significant number of our noteholders on a plan to improve our capital structure and enhance our ability to be a stronger sponsor of the American Centrifuge project,” said John K. Welch, USEC president and chief executive officer. “We have said for many months that we are transitioning our business to focus on our core strengths, and today’s announcement represents another important step in that process.”
Throughout the restructuring process, USEC expects to continue its operations and to meet its obligations to its stakeholders, including suppliers, partners, customers and employees. The company also anticipates the continuation of research, development and demonstration activities for the American Centrifuge technology, as well as the transition activities at the Paducah Gaseous Diffusion Plant by United States Enrichment Corporation, which is the primary operating subsidiary of USEC Inc.
Discussions continue with the Babcock & Wilcox Investment Company (B&W) and Toshiba Corporation regarding agreement to restructure their preferred convertible equity investment. The noteholders and USEC have made a proposal regarding restructuring the Toshiba and B&W investment and the parties are in discussions on those terms and documentation which must be completed prior to implementing the financial restructuring plan. As strategic investors, Toshiba and B&W remain supportive on deployment of the American Centrifuge Plant.
The agreement with the noteholders, which includes the participation of financial institutions representing approximately 60 percent of the company’s debt, calls for the company’s $530 million debt to be replaced with a new debt issue totaling $200 million. The new debt issue would mature in five years and automatically extend an additional five years upon the occurrence of certain events. In addition, the restructuring plan contemplates that the existing equity will be replaced with new equity. The noteholders would receive 79 percent of the new equity as common stock. The plan calls for Toshiba and B&W to jointly obtain 16 percent of the new common stock, as well as $40 million in debt on the same terms as the noteholders, in exchange for their existing preferred equity investment. Existing stockholders would receive 5 percent of the new common stock. As noted above, the detailed terms for restructuring Toshiba and B&W’s preferred equity investment are being negotiated. Once implemented, the new capital structure will increase USEC’s financial flexibility and support the company’s continuing sponsorship of the American Centrifuge project.
In order to implement the terms of the agreement, USEC Inc. expects to file a prearranged and voluntary Chapter 11 petition for relief in the United States Bankruptcy Court for the District of Delaware in the first quarter of 2014. It is anticipated that none of the company’s subsidiaries will be filing for relief. United States Enrichment Corporation is anticipated to be a plan proponent for a limited purpose, but will not be included in the Chapter 11 filing. Such a filing is not expected to have any effect on on-going operations, suppliers, deliveries to customers or the American Centrifuge research, development and demonstration program.
USEC recently announced that its full production-scale cascade of 120 machines achieved 20 machine-years of operations at commercial plant specifications. During that performance run, USEC successfully completed three important milestones set by the Department of Energy (DOE) for the program. DOE’s ongoing support for the project is a condition to implementing the company’s agreement with its noteholders. The company is currently in ongoing discussions with DOE officials regarding the American Centrifuge project and the proposed restructuring.
Under terms of the agreement, the current USEC Board of Directors would oversee the restructuring process until the effective date of the plan when a new board would take its place. The new directors will all be U.S. citizens, except and to the extent that mitigation measures acceptable to the Nuclear Regulatory Commission and DOE are in place. We expect B&W and Toshiba to continue to have representation on the board of directors.
The restructuring plan support agreement and related materials can be found in an 8-K publicly filed today with the Securities and Exchange Commission, and is available in the Investors section of the company website, www.usec.com.
USEC’s legal advisor for the restructuring is Latham & Watkins LLP, its financial advisor is Lazard, and its restructuring advisor is AlixPartners LLP. An ad hoc group of holders of USEC's senior convertible notes was advised by Akin Gump Strauss Hauer & Feld LLP and Houlihan Lokey.

USEC Inc., a global energy company, is a leading supplier of enriched uranium fuel for commercial nuclear power plants.
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Forward-Looking Statements
This news release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 - that is, statements related to future events. In this context, forward-looking statements may address our expected future business and financial performance, and often contain words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “will” and other words of similar meaning. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For USEC, particular risks and uncertainties that could cause our actual future results to differ materially from those expressed in our forward-looking statements include, but are not limited to: risks related to the ongoing transition of our business, including uncertainty regarding the transition of the Paducah gaseous diffusion plant and uncertainty regarding the economics of and continued funding for the American Centrifuge project and the potential for a demobilization or termination of the project; our ability to satisfy the conditions to the restructuring plan support agreement and complete the proposed restructuring, including our ability to reach a mutually acceptable agreement with B&W and Toshiba regarding the treatment of their investment and their willingness to make additional investments in the American Centrifuge project, and the potential for termination of the restructuring plan support agreement; the outcome of current discussions with DOE regarding the American Centrifuge project and the potential for demobilization or termination of the American Centrifuge project and of the restructuring plan support agreement if we do not reach an agreement for continued DOE support beyond the expiration of the current research, development and demonstration (“RD&D”) program on January 15, 2014; the impact of a potential de-listing of our common stock on the NYSE; our ability to reach an agreement with DOE regarding the transition of the Paducah gaseous diffusion plant and uncertainties regarding the transition costs and other impacts of USEC ceasing enrichment at the Paducah gaseous diffusion plant and returning the plant to DOE; the continued impact of the March 2011 earthquake and tsunami in Japan on the nuclear industry and on our business, results of operations and prospects; the impact and potential extended duration of the current supply/demand imbalance in the market for low enriched uranium (“LEU”); the impact of enrichment market conditions, increased project costs and other factors on the economic viability of the American Centrifuge project without additional government support and on our ability to finance the project and the potential for a demobilization or termination of the project; limitations on our ability to provide any required cost sharing under the RD&D program; uncertainty concerning the ultimate success of our efforts to obtain a loan guarantee from DOE and other financing for the American Centrifuge project or additional government support for the project and the timing and terms thereof; potential changes in our anticipated ownership of or role in the American Centrifuge project, including as a result of the need to raise additional capital to finance the project; the impact of actions we have taken or may take to reduce spending on the American Centrifuge project, including the potential loss of key suppliers and employees, and impacts to cost and schedule; the potential for DOE to seek to terminate or exercise its remedies under the RD&D cooperative agreement or June 2002 DOE-USEC agreement; changes in U.S. government priorities and the availability of government funding, including loan guarantees; risks related to our inability to repay our convertible notes at maturity in October 2014 if we are not successful in implementing the proposed restructuring; risks related to our ability to manage our liquidity without a credit facility: our dependence on deliveries of LEU from Russia under a commercial supply agreement with Russia (the “Russian Supply Agreement”) and limitations on our ability to import the Russian LEU we buy under the Russian Supply Agreement into the United States and other countries; risks related to our ability to sell our fixed purchase obligations under the Russian Supply Agreement; the decrease or elimination of duties charged on imports of foreign-produced low enriched uranium; pricing trends and demand in the uranium and enrichment markets and their impact on our profitability; movement and timing of customer orders; changes to, or termination of, our agreements with the U.S. government; risks related to delays in payment for our contract services work performed for DOE, including our ability to resolve certified claims for payment filed by USEC under the Contracts Dispute Act for payment of breach-of-contract amounts; the impact of government regulation by DOE and the U.S. Nuclear Regulatory Commission; the outcome of legal proceedings and other contingencies (including lawsuits and government investigations or audits); the competitive environment for our products and services; changes in the nuclear energy industry; the impact of volatile financial market conditions on our business, liquidity, prospects, pension assets and credit and insurance facilities; the impact of potential changes in the ownership of our stock on our ability to realize the value of our deferred tax benefits; the timing of recognition of previously deferred revenue; and other risks and uncertainties discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and quarterly reports on Form 10-Q. Revenue and operating results can fluctuate significantly from quarter to quarter, and in some cases, year to year. We do not undertake to update our forward-looking statements except as required by law.
Contacts:
Investors: Steven Wingfield (301) 564-3354
Media: Paul Jacobson (301) 564-3399